Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “BROADVIEW NETWORKS HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF NOVEMBER, A.D. 2012, AT 3:22 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2685893 8100	Jeffrey W. Bullock, Secretary of State
121222958	AUTHENTICATION: 9982553
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 11-13-12

State of Delaware Secretary of State Division of Corporations Delivered 03:22 PM 11/13/2012 FILED 03:22 PM 11/13/2012 SRV 121222958 – 2685893 FILE

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BROADVIEW NETWORKS HOLDINGS, INC.

THE UNDERSIGNED, being the duly appointed and acting President & Chief Executive Officer of Broadview Networks Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies on behalf of the Company and not in his individual capacity, as follows:

A. The name of the Company is Broadview Networks Holdings, Inc.

B. The Certificate of Incorporation was originally filed with the Secretary of State on November 19, 1996. At the time of the original filing on November 19, 1996, the name of the Company was Coaxicom, Inc. Such Certificate of Incorporation was amended and/or restated as of June 29, 1998, September 10, 1998, April 23, 1999, July 6, 2000, March 11, 2002, January 14, 2005, August 23, 2006, January 30, 2007, February 23, 2007, May 31, 2007 and July 12, 2012 (the “Amended and Restated Certificate of Incorporation”).

C. This Eleventh Amended and Restated Certificate of Incorporation, which restates and integrates and also amends the Amended and Restated Certificate of Incorporation, was duly adopted by the requisite vote of the Company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the DGCL. This Eleventh Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL.

D. The text of the Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE

The name of the corporation is Broadview Networks Holdings, Inc.

ARTICLE TWO

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE FOUR

A. Authorized Capital. The total number of shares of all classes of capita] stock which the Company shall have authority to issue is 20,000,000 shares divided into two classes: (i) 19,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

B. Common Stock.

1. Dividends. Holders of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Company which are by law available therefore, payable in cash, in securities or other property of the Company. If and when dividends on Common Stock are declared payable from time to time by the Board of Directors, holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

2. Subdivision or Combination. If the Company shall in any manner subdivide or combine the outstanding shares of Common Stock, such outstanding shares of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis.

3. Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

4. Book-Entry Form. The Common Stock shall be issued in book-entry form through The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. To the extent required by DTC, the Common Stock held through DTC shall be represented by a certificate in global form. Notwithstanding the foregoing, (i) any holder of Common Stock who, together with any other holder that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control or shares a common investment adviser with, such first holder, holds more than 4% of the outstanding shares of Common Stock and (ii) any holder of preferred capital stock of the Company outstanding immediately prior to the filing of this Eleventh Amended and Restated Certificate of Incorporation may elect to hold his, her or its Common Stock in registered definitive or book-entry form.

C. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (each, a “Preferred Stock Designation”) and as may be permitted by the DGCL. The Board of Directors may classify any unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of Preferred Stock, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

D. Non-Voting Equity Securities. The Company shall not issue any class of non- voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Eleventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section D of this Article Four (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code;(ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE FIVE

A. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Company and do all such lawful acts and things as are not by law or this Eleventh Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

B. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws; provided, however, that the number of directors shall not be less than one (1) nor more than eleven (11).

C. Elections of directors need not be by written ballot unless the Bylaws of the Company shall provide otherwise. Except as may otherwise be provided in the Bylaws of the Company or any Preferred Stock Designation, if any, directors shall be elected by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

D. Subject to the provisions of Article Six of this Eleventh Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to make, amend and repeal the Bylaws of the Company.

E. The Board of Directors may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

F. Except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Subject to the provisions of this Eleventh Amended and Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE SIX

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article Six by the stockholders of the Company or otherwise shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE SEVEN

The Company shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person, who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article Seven shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this Article Seven.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and its subsidiaries similar to those conferred in this Article to directors and officers of the Company.

The right to indemnification and to the advancement of expenses conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under this Eleventh Amended and Restated Certificate of Incorporation, the Bylaws of the Company, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article Seven by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company or any subsidiary existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE EIGHT

The Company reserves the right to amend, alter, change or repeal any provision contained in this Eleventh Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, this Eleventh Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote.

IN WITNESS WHEREOF, Broadview Networks Holdings, Inc. has caused this Eleventh Amended and Restated Certificate of Incorporation to be signed by Michael K. Robinson, its President & Chief Executive Officer, this 13th day of November, 2012.

BROADVIEW NETWORKS HOLDINGS, INC.

By:	/s/ Michael K. Robinson
	Name:	Michael K. Robinson
	Title:	President & Chief Executive Officer

[Signature Page to Eleventh Amended and Restated Certificate of Incorporation]